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                                                                      EXHIBIT 11




PRECISION AEROTECH, INC.

SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE

THREE MONTHS ENDED JANUARY 31, 1996 AND 1995

 (IN THOUSANDS EXCEPT PER SHARE DATA)

                                   Three Months Ended       Nine Months Ended
                                        January 31             January 31
                                  -------------------     -------------------
                                   1996       1995         1996         1995
                                  ------     ------       ------       ------

Net income (loss)             $   (106)   $   (606)   $      937    $   (601)


Earnings (loss per share)     $   (.13)   $   (.77)   $     1.19    $   (.76)


Weighted average number of
shares outstanding             789,250     789,250       789,250     789,250
                              --------    --------      --------     --------
                              --------    --------      --------     --------


Note: Per share data for the three months and nine months ended January 31, 1996, has been restated for the 1-for-100 reverse stock split completed the prior year.